UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 27, 2016 (May 23, 2016)

Date of Report (Date of earliest event reported)

ZERO GRAVITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-55345	46-1779352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 NW Spanish River Boulevard Suite 101, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

(561) 416-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise provided in this Current Report, all references to “we,” “us,” “our,” or the “Company” refer to the Registrant, Zero Gravity Solutions, Inc.

Item 1.0 1 Entry into a Material Definitive Agreement.

The information relating to the Agreement (hereinafter defined) in Item 5.02 is incorporated herein by reference.

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hiring of Andrew Koopman as Chief Executive Officer of Zero Gravity Life Sciences, Inc.

On April 12, 2016, the Company entered into an At-Will Employment Agreement (the “Agreement”) with Mr. Andrew Koopman pursuant to which Mr. Koopman would serve as the Chief Executive Officer and President of the Company’s wholly owned subsidiary, Zero Gravity Life Sciences, Inc. (“ZGLS”). Mr. Koopman’s employment as Chief Executive Officer and President of ZGLS commenced on May 23, 2016. The business experience of Mr. Koopman is set forth below:

Andrew Koopman – Since May 2016, Mr. Koopman has served as the Chief Executive Officer and President of the Company’s wholly owned subsidiary, ZGLS. From January 2014 to May 2016, Mr. Koopman served on the Company’s Scientific Advisory Board as a consultant. He previously served as Director of New Ventures at New York University (“NYU”) in the Office of Industrial Liaison from October 2001 to May 2016, where Mr. Koopman worked with investors and entrepreneurs to facilitate the formation of new life science companies that focused on the development and commercialization of NYU developed technologies. From August 1997 to October 2001, Mr. Koopman was the Managing Director of Biomedical and Biotechnology Industries at Beroff Associates, a merchant investment banking and strategic advisory group. Prior to joining Beroff Associates, Mr. Koopman served as a laboratory supervisor and project manager with Hoffman-LaRoche from January 1989 to August 1997. Mr. Koopman also held associate scientist positions at Ortho Diagnostic Systems and Unigene Laboratories, Inc. between January 1984 and December 1988. Mr. Koopman holds a B.S. in Biology from Binghamton University, an M.S. in molecular biology from Seton Hall University with a minor in business administration from the Stillman School of Business.

The Agreement provides that Mr. Koopman will serve at the will of the Company’s Board of Directors (the “Board”) and may be terminated without notice or cause. Subject to other customary terms and conditions of such agreements, the Agreement provides that Mr. Koopman will receive a base salary of $150,000 per year, which may be adjusted each year at the discretion of the Board, along with a bonus of up to $25,000 upon the attainment of certain revenue goals. As further consideration, pursuant to the Agreement, the Company granted options with a term of ten years, pursuant to the Company’s 2015 Incentive Stock Plan, to purchase 600,000 shares of the Company’s common stock at an exercise price of $1.25.  Options to purchase 300,000 shares of common stock vested immediately and options to purchase 300,000 shares of common stock vest after six months of continuous employment and satisfactory review by the Board.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is filed as Exhibit 10.1 hereto, and incorporated herein by reference.

Prior to becoming the Chief Executive Officer and President of ZGLS, Mr. Koopman served as a member of the Company’s Scientific Advisory Board. In connection with his service, Mr. Koopman and the Company entered into a Scientific Advisory Board Consulting Agreement, dated January 3, 2014, as amended by Addendum to Science Advisory Board Consulting Agreement, dated July 9, 2015 (the “SAB Agreement”). Pursuant to the SAB Agreement, on January 3, 2014, Mr. Koopman was issued five-year warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.50 per share; on October 6, 2015, Mr. Koopman was issued five-year warrants to purchase 25,000 shares of the Company’s common stock at an exercise price of $3.00 per share; and on October 7, 2015, Mr. Koopman was issued five-year warrants to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.25 per share.

Item 8.01. Other Events.

On May 24, 2016, the Company issued a press release entitled “Zero Gravity Solutions, Inc. Closes Final Tranche of its Equity Private Placement, Raising a Total of $6.25 million.” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	At-Will Employment Agreement, dated April 12, 2016, between the Company and Andrew Koopman.
99.1	Press Release entitled “Zero Gravity Solutions, Inc. Closes Final Tranche of its Equity Private Placement, Raising a Total of $6.25 million” dated May 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zero Gravity Solutions, Inc.

Date: May 27, 2016	By:	/s/ Timothy A. Peach
Timothy A. Peach
Chief Financial Officer